AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1996
                                               Registration No. 33-
________________________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                           ____________________

                                 Form S-8
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                           ____________________

                           Engelhard Corporation
          (Exact Name of registrant as specified in its charter)

              Delaware                                   22-1586002
  (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                  Identification Number)

 101 Wood Avenue, Iselin, New Jersey                       08830
(Address of Principal Executive Offices)                 (Zip Code)

                           ENGELHARD CORPORATION
                        DIRECTORS STOCK OPTION PLAN
                         (Full title of the plan)
                           ____________________

                          ARTHUR A. DORNBUSCH, II
               Vice President, General Counsel and Secretary
                           Engelhard Corporation
                              101 Wood Avenue
                         Iselin, New Jersey  08830
                  (Name and address of agent for service)

                              (908) 205-5000
       (Telephone number, including area code, of agent for service)
                           ____________________

                      CALCULATION OF REGISTRATION FEE


                                                      Proposed
                                        Proposed       Maximum
                                         Maximum      Aggregate   Amount of
Title of Securities      Amount to    Offering Price  Offering   Registration
  to be Registered    be Registered    Per Share*      Price*        Fee
- ------------------------------------------------------------------------------
Common Stock
($1 par value)......  375,000 Shares     $23.125     $8,671,875   $2,990.30
- ------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of a share of the Registrant's Common Stock as reported in the New York Stock Exchange - Composite Transactions system on April 16, 1996.

                                 PART II.

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

            The following documents have been filed by Engelhard Corpora-tion (the "Registrant") with the Securities and Exchange Commission ("the Commission") and are hereby incorporated by reference in this Registration
Statement:

            (1) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995; and

            (2) The section entitled "Description of Capital Stock" con-tained in the Registrant's Registration Statement on Form S-3 (File No. 33-58507), filed on April 10, 1995.

            All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securi-ties Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registra-tion Statement and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

            The class of securities offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

            None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Section 145 of the General Corporation Law of the State of Del-aware ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a direc-tor, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the



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                                    -2-



proceeding, a corporation may indemnify against expenses (including attor-neys' fees), judgments, fines and/or amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further pro-vides that to the extent a director, officer, employee or agent of a corpo-ration has been successful in the defense of any action, or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also states that the indemnification provided for in such Section shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the cor-poration to purchase and maintain insurance on behalf of directors, offic-ers, employees and agents of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

            Articles NINTH and TENTH of the Registrant's Restated Certifi-cate of Incorporation provide that to the fullest extent permitted by Dela-ware law, no director of the Registrant will be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. In accordance with Delaware law, the Registrant's Restated Cer-tificate of Incorporation provides that the directors will be liable to the Registrant, (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision in the Restated Certificate of Incorporation is to eliminate the rights of the Registrant and its shareholders (including through shareholders' deriv-ative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. These provi-sions do not alter the liability of directors under federal securities laws. In addition, the Registrant maintains officers' and directors' lia-bility insurance for the benefit of its officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

            Not Applicable.

ITEM 8.  EXHIBITS.

           The following exhibits are filed as a part of this Registration
Statement:

    5 Consent and Opinion of Cahill Gordon & Reindel regarding legal-ity of securities being registered.

  23(a)     Consent of Coopers & Lybrand, Independent Public Accountants.

  23(b) Consent of Cahill Gordon & Reindel -- contained in the opinion filed as Exhibit 5.

   24       Powers of Attorney from Directors.

ITEM 9.  UNDERTAKINGS.

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by section 10(a)(3) of the Securi-ties Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (except to the extent the information required to be included by clauses (i) or (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registra-tion Statement); (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pur-suant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and con-trolling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Secu-rities and Exchange Commission such indemnification is against public pol-icy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, offi-cer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate juris-diction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudica-tion of such issue.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the reg-istrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Iselin, State of New Jersey on April 19, 1996.

                                    ENGELHARD CORPORATION


                                    By: /s/ Arthur A. Dornbusch, II
                                       ---------------------------------
                                       Arthur A. Dornbusch, II
                                       Vice President, General
                                         Counsel and Secretary


      Pursuant to the requirements of the Securities Act of 1933, this reg-istration statement has been signed by the following persons in the capaci-ties and on the dates indicated.


       Signature                       Title                  Date
       ---------                       -----                  ----

  /s/ Orin R. Smith             Chairman and Chief            April 19, 1996
  ---------------------------   Executive Officer
      (Orin R. Smith)           (Principal Execu-
                                tive Officer)

  /s/ L. Donald LaTorre         President and Chief           April 19, 1996
  ---------------------------   Operating Officer
     (L. Donald LaTorre)        and Director


  /s/ William Nettles           Senior Vice                   April 19, 1996
  ---------------------------   President and Chief
     (William Nettles)          Financial Officer
                                (Principal Financial
                                Officer)

  /s/ Martin J. Connor, Jr.     Controller                    April 19, 1996
  ---------------------------   (Principal Accounting
   (Martin J. Connor, Jr.)      Officer)

             *                   Director                     April 19, 1996
- ------------------------------
    (Linda G. Alvarado)


             *                   Director                     April 19, 1996
- ------------------------------
    (Marion H. Antonini)

             *                   Director                     April 19, 1996
- ------------------------------
      (Anthony W. Lea)

             *                   Director                     April 19, 1996
- ------------------------------
      (James V. Napier)

             *                   Director                     April 19, 1996
- ------------------------------
      (Norma T. Pace)

             *                   Director                     April 19, 1996
- ------------------------------
    (Reuben F. Richards)

             *                   Director                     April 19, 1996
- ------------------------------
      (Henry R. Slack)

             *                   Director                     April 19, 1996
- ------------------------------
      (Douglas G. Watson)



* The undersigned, by signing his name hereto, does hereby sign this regis-tration statement on behalf of each of the above-indicated directors of the Corporation pursuant to powers of attorney, executed on behalf of each such director.



                                    By: /s/ Arthur A. Dornbusch, II
                                        ----------------------------------
                                        Arthur A. Dornbusch, II,
                                        (Attorney-in-fact)

                             INDEX TO EXHIBITS


Exhibit

 5 Consent and Opinion of Cahill Gordon & Reindel regarding legality of securities being registered.

23(a)       Consent of Coopers & Lybrand, Independent Public
            Accountants.

23(b) Consent of Cahill Gordon & Reindel -- contained in the opinion filed as Exhibit 5.

24          Powers of Attorney from Directors.